Exhibit 99.1

Trex Company 2012 Net Sales Increase 15% to $307 Million

  4Q 2012 Net Sales of $46 Million Exceed Guidance
  Expanded High-Performance Product Platform Positions Trex for Strong 2013
  1Q 2013 Revenue Guidance of $107 Million

WINCHESTER, Va.--(BUSINESS WIRE)--February 19, 2013--Trex Company, Inc. (NYSE: TREX), the world’s largest manufacturer of wood-alternative decking and railing products, today announced financial results for the fourth quarter ended December 31, 2012.

Net sales for the fourth quarter of 2012 totaled $46.2 million compared to net sales of $51.5 million for the 2011 fourth quarter. The Company reported a net loss of $3.6 million, or $0.22 per diluted share, for the 2012 quarter compared to a net loss of $18.3 million, or $1.18 per diluted share, for the prior-year period. During the 2012 quarter, the Company recognized a $1.5 million provision for costs related to the mold class action. Before giving effect to that charge, the 2012 net loss was $2.1 million, or $0.13 per diluted share. During the 2011 quarter, the Company recognized a $10.0 million increase to the warranty reserve for decking material manufactured at its Nevada plant prior to 2007. Before giving effect to that charge, the 2011 net loss was $8.3 million, or $0.54 per share.

“We brought 2012 to a successful close with a solid fourth quarter,” said Chairman, President and CEO Ronald W. Kaplan. “We exceeded our revenue guidance for the period and achieved sales growth of 15% for the year. This, coupled with continued growth in Trex dealers and contractors, indicates that we continued to advance our industry-leading market share.

“Demonstrating our commitment to innovative leadership, including the expansion of our high-performance shelled decking products, we introduced a ‘good, better, best’ high-performance product platform for both our decking and railing product lines. Today’s product line-up represents the most comprehensive and robust platform in our Company’s history. During 2012 we also made further progress with our industry-leading, low-cost manufacturing process and achieved another record in manufacturing line rates.

“Our new and expanded product offerings have significantly increased the markets in which Trex participates. We believe we are well positioned for 2013, during which we expect to benefit from the growing momentum in the housing sector.

“With consumers increasingly aware of the beauty and performance features of Trex’s wood-alternative outdoor living products, we have turned our branding focus to consumer engagement. Our communications are targeted and customized to encourage the whole spectrum of consumers to engage with Trex to create and build their ultimate and unique outdoor project.

"With our expanded array of products, operational enhancements, innovative sales and marketing programs and an improving housing market, we expect 2013 to be a strong year for Trex. For the first quarter of 2013, we expect net sales to total $107 million, an increase of approximately 11 percent from the 2012 period.

For the full year ended December 31, 2012, Trex Company reported net sales of $307.4 million compared to net sales of $266.8 million for 2011. The Company reported net income of $2.7 million, or $0.16 per share, compared to a net loss of $11.6 million, or $0.75 per share, for 2011. The 2012 results reflect a $21.5 million pre-tax increase to its warranty reserve for decking material manufactured at its Nevada plant prior to 2007, the $1.5 million provision for costs related to the mold class action, and $0.7 million of severance charges. The 2011 results reflect a $10.0 million increase to the Company’s warranty reserve in the fourth quarter and a net $2.3 million non-cash benefit recognized in prior quarters. Before giving effect to these adjustments, net income for 2012 was $26.4 million, or $1.55 per diluted share, compared to a net loss for 2011 of $3.9 million, or $0.25 per share.

Fourth-Quarter 2012 Conference Call and Webcast Information

Trex will hold a conference call to discuss its fourth-quarter 2012 results on Tuesday, February 19, 2013 at 10:00 a.m. ET. To participate in the live call by telephone, please dial 706-634-1218 or 888-803-7566 and reference conference ID #92520167. A live webcast of the conference call will also be available in the Investor Relations section of the Trex Company website at trex.com.

For those who cannot listen to the live broadcast, an audio replay of the earnings call will be available on the Trex website for 30 days. A telephone replay of the call will also be available through February 26, 2013. To listen to the telephone replay, dial 404-537-3406 and enter conference ID #92520167.

Forward-Looking Statements

The statements in this press release regarding the Company's expected future performance and condition constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company's actual operating results to differ materially. Such risks and uncertainties include the extent of market acceptance of the Company's products; the costs associated with the development and launch of new products and the market acceptance of such new products; the sensitivity of the Company's business to general economic conditions; the Company's ability to obtain raw materials at acceptable prices; the Company's ability to maintain product quality and product performance at an acceptable cost; the level of expenses associated with product replacement and consumer relations expenses related to product quality; and the highly competitive markets in which the Company operates. Documents filed with the Securities and Exchange Commission by the Company, including in particular its latest annual report on Form 10-K and quarterly reports on Form 10-Q, discuss some of the important factors that could cause the Company's actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Pro-Forma Net Income and Related Earnings Per Share (EPS)

To supplement the condensed consolidated financial statements, which are prepared and presented in accordance with U.S. GAAP, the Company uses the following non-GAAP financial measures: net income on a pro-forma basis and related EPS. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information presented in accordance with GAAP.

The Company defines net income on a pro-forma basis as net income before certain charges. The fourth quarter of 2012 includes a $1.5 million provision for costs related to the mold class action. The 2011 period includes a $10.0 million increase to the Company’s warranty reserve for decking material manufactured at its Nevada plant prior to 2007.

The Company’s full-year 2012 results include a $21.5 million pre-tax increase to its warranty reserve, the $1.5 million provision for costs related to the mold class action, and $0.7 million of severance charges. Its full-year 2011 results reflect a $10.0 million increase to the Company’s warranty reserve and a net $2.3 million non-cash benefit resulting primarily from the favorable resolution of an uncertain tax position.

The Company defines related EPS as net income on a pro-forma basis divided by the weighted average outstanding shares, on a fully diluted basis. The Company uses these pro-forma financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. The Company also believes that investors and analysts benefit from referring to these pro-forma financial measures in assessing the performance and expectations of the Company’s future performance.

For more information on the reconciliation of GAAP and pro-forma financial terms, please see the two tables titled “Reconciliations of Pro-Forma Results of Operations Measures to the Nearest Comparable GAAP Measures Three Months Ended December 31, 2012” and “Reconciliations of Pro-Forma Results of Operations Measures to the Nearest Comparable GAAP Measures Twelve Months Ended December 31, 2012” at the end of this release.

About Trex Company

Trex Company is the world’s largest manufacturer of wood-alternative decking and railing, with more than 20 years of product experience. Stocked in more than 6,000 retail locations throughout the world, Trex® outdoor living products offer a wide range of style options with fewer ongoing maintenance requirements than wood, as well as a truly environmentally responsible choice. For more information, visit trex.com.

TREX COMPANY, INC.
Condensed Consolidated Statements of Comprehensive Income
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011

Net sales	$46,155	$51,462	$307,354	$266,789

Cost of sales	32,729	52,514	222,772	203,998

Gross profit (loss)	13,426	(1,052)	84,582	62,791

Selling, general and administrative expenses	16,604	13,609	71,907	60,620

Income (loss) from operations	(3,178)	(14,661)	12,675	2,171

Interest expense, net	83	3,595	8,946	16,364

Income (loss) before income taxes	(3,261)	(18,256)	3,729	(14,193)

Provision (benefit) for income taxes	358	(1)	1,009	(2,605)

Net income (loss)	$(3,619)	$(18,255)	$2,720	$(11,588)

Basic income (loss) per common share	$(0.22)	$(1.18)	$0.17	$(0.75)

Basic weighted average common shares outstanding	16,758,829	15,433,931	16,123,592	15,388,456

Diluted income (loss) per common share	$(0.22)	$(1.18)	$0.16	$(0.75)

Diluted weighted average common shares outstanding	16,758,829	15,433,931	17,064,856	15,388,456

Other comprehensive income:
Net derivative losses on interest rate swaps, before tax	-	-	-	312
Income tax expense related to net derivative losses on
interest rate swaps	-	-	-	128

Other comprehensive income, net of tax	-	-	-	184

Comprehensive income (loss)	$(3,619)	$(18,255)	$2,720	$(11,404)

TREX COMPANY, INC.
Condensed Consolidated Balance Sheets
(In thousands, except share data)
(unaudited)

	31-Dec-12	31-Dec-11

ASSETS
Current Assets:

Cash and cash equivalents	$2,159	$4,526
Restricted cash	-	37,000
Accounts receivable, net	26,542	29,192
Inventories	17,521	28,896
Prepaid expenses and other assets	2,188	2,118
Income taxes receivable	435	322
Deferred income taxes	3,792	-
Total current assets	52,637	102,054
Property, plant and equipment, net	104,425	115,212
Goodwill and other intangibles	10,550	10,558
Other assets	1,003	266
Total Assets	$168,615	$228,090
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:

Accounts payable	$11,161	$11,892
Accrued expenses	18,818	16,187
Accrued warranty	7,500	6,000
Deferred income taxes	-	124
Line of credit	5,000	-
Current portion of long-term debt	-	86,425
Total current liabilities	42,479	120,628
Deferred income taxes	7,353	2,819
Non-current accrued warranty	21,487	10,345
Other long-term liabilities	3,310	1,799
Total Liabilities	74,629	135,591
Stockholders’ Equity:
Preferred stock, $0.01 par value, 3,000,000 shares authorized; none issued and outstanding	-	-
Common stock, $0.01 par value, 40,000,000 shares authorized; 17,010,493 and 15,602,132
shares issued and outstanding at December 31, 2012 and 2011, respectively	170	156
Additional paid-in capital	98,638	99,885
Retained deficit	(4,822)	(7,542)
Total Stockholders’ Equity	93,986	92,499
Total Liabilities and Stockholders’ Equity	$168,615	$228,090

TREX COMPANY, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Twelve Months Ended December 31,
	2012	2011

OPERATING ACTIVITIES
Net income (loss)	$2,720	$(11,588)
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	22,459	28,708
Other non-cash charges	5,682	4,643
Changes in operating assets and liabilities	29,582	12,084

Net cash provided by operating activities	$60,443	$33,847

INVESTING ACTIVITIES	$(7,484)	$(9,367)

FINANCING ACTIVITIES	$(55,326)	$(47,224)

Net decrease in cash and cash equivalents	$(2,367)	$(22,744)
Cash and cash equivalents at beginning of period	$4,526	$27,270

Cash and cash equivalents at end of period	$2,159	$4,526

Trex Company, Inc.
Reconciliations of Pro-Forma results of operations measures to the nearest comparable GAAP measures
Three Months Ended December 31,
(amounts in 000's except for EPS)

	2011 Reconciliation			2012 Reconciliation

	GAAP	Pro-Forma	Pro-Forma	GAAP	Pro-Forma	Pro-Forma
	2011	Adjustments(1)	2011	2012	Adjustments(2)	2012

Net sales	$51,462	$0	$51,462	$46,155	$0	$46,155

Cost of sales	$52,514	($9,976)	$42,538	$32,729	$0	$32,729

Gross Profit	($1,052)	$9,976	$8,924	$13,426	$0	$13,426
% of Net sales	-2.0%	19.4%	17.3%	29.1%	0.0%	29.1%

SG&A Expenses	$13,609	$0	$13,609	$16,604	($1,500)	$15,104
% of Net sales	26.4%	0.0%	26.4%	36.0%	-3.2%	32.7%

Interest expense, net	$3,595	$0	$3,595	$83	$0	$83

Income (loss) before income taxes	($18,256)	$9,976	($8,280)	($3,261)	$1,500	($1,761)

Income taxes	($1)	$0	($1)	$358	$0	$358

Net income (loss)	($18,255)	$9,976	($8,279)	($3,619)	$1,500	($2,119)
% of Net sales	-35.5%	19.4%	-16.1%	-7.8%	3.2%	-4.6%

Diluted earnings (loss) per common share	($1.18)	$0.64	($0.54)	($0.22)	$0.09	($0.13)

(1) 2011 Pro-Forma Adjustment is a $10.0MM charge to the previously established warranty reserve (Cost of Sales).

(2) 2012 Pro-Forma Adjustment is a $1.5MM provision for costs related to the mold class action.

Trex Company, Inc.
Reconciliations of Pro-Forma results of operations measures to the nearest comparable GAAP measures
Twelve Months Ended December 31,
(amounts in 000's except for EPS)

	2011 Reconciliation			2012 Reconciliation

	GAAP	Pro-Forma	Pro-Forma	GAAP	Pro-Forma	Pro-Forma
	2011	Adjustments(1)	2011	2012	Adjustments(2)	2012

Net sales	$266,789	$0	$266,789	$307,354	$0	$307,354

Cost of sales	$203,998	($9,976)	$194,022	$222,772	($21,487)	$201,285

Gross Profit	$62,791	$9,976	$72,767	$84,582	$21,487	$106,069
% of Net sales	23.5%	3.7%	27.3%	27.5%	7.0%	34.5%

SG&A Expenses	$60,620	$0	$60,620	$71,907	($2,173)	$69,734
% of Net sales	22.7%	0.0%	22.7%	23.4%	-0.7%	22.7%

Interest expense, net	$16,364	($324)	$16,040	$8,946	$0	$8,946

Income (loss) before income taxes	($14,193)	$10,300	($3,893)	$3,729	$23,660	$27,389

Income taxes	($2,605)	$2,616	$11	$1,009	$0	$1,009

Net income (loss)	($11,588)	$7,684	($3,904)	$2,720	$23,660	$26,380
% of Net sales	-4.3%	2.8%	-1.5%	0.9%	7.7%	8.6%

Diluted earnings (loss) per common share	($0.75)	$0.50	($0.25)	$0.16	$1.39	$1.55

(1) 2011 Pro-Forma Adjustments include a $10.0MM charge to the previously established warranty reserve (Cost of Sales), a $0.3MM charge to interest expense and related $42 thousand income tax credit due to the non-cash acceleration of interest charges related to the $5.6MM repurchase of convertible notes and a $2.6MM income tax benefit related to the favorable resolution of uncertain tax positions.

(2) 2012 Pro-Forma Adjustments include a $21.5MM charge to the previously established warranty reserve (Cost of sales), a $0.7MM severance charge (SG&A Expenses) and a $1.5MM provision for costs related to the mold class action (SG&A Expenses). A $1.9MM charge related to fixed assets was offset by a combined $1.9MM benefit related to the Iron Deck acquisition goodwill and a reduction in the allowance for doubtful accounts all of which were recognized in SG&A Expenses.

CONTACT:
Trex Company, Inc.
James Cline, 540-542-6300
Chief Financial Officer
or
LHA
Harriet Fried, 212-838-3777